Exhibit 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 333-136563) of American Airlines, Inc., and in the related Prospectus, of our reports dated February 18, 2009, with respect to the consolidated financial statements and schedule of American Airlines, Inc. and the effectiveness of internal control over financial reporting of American Airlines, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2008.
/s/ Ernst & Young LLP
Dallas, Texas
June 25, 2009